Exhibit 99.3

399 PARK AVENUE
5th FLOOR
NEW YORK, NEW YORK, 10013

T 212.883.3800
F 212.883.4260
July 16, 2010
Special Committee of the Board of Directors
CPI International, Inc.
607 Hansen Way
Palo Alto, CA 94304
Gentlemen:
We hereby consent to the inclusion of our opinion letter, dated May 7, 2010, to the Special Committee of the Board of Directors of CPI International, Inc. (“CPI”) as Annex E to, and to the reference thereto under the headings “Summary—Opinion of CPI’s Financial Advisors”, “The Merger—CPI’s Reasons for the Merger; Recommendation of the CPI Board of Directors—The Opinion of the Financial Advisor to the Special Committee” and “The Merger—Opinion of Moelis & Company LLC” in, the joint proxy statement/prospectus relating to the proposed merger involving CPI and Comtech Telecommunications Corp. (“Comtech”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Comtech. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MOELIS & COMPANY LLC

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